Exhibit 99.1
Terry Balluck
972-281-1397
media.relations@kcc.com

KIMBERLY-CLARK ANNOUNCES SECOND QUARTER 2021 RESULTS
DALLAS, July 23, 2021-Kimberly-Clark Corporation (NYSE: KMB) today reported second quarter 2021 results.
Executive Summary
•Second quarter 2021 net sales of $4.7 billion increased 2 percent compared to the year-ago period, with an organic sales decline of 3 percent.
•Diluted net income per share for the second quarter was $1.19 in 2021 and $1.99 in 2020.
•Second quarter adjusted earnings per share were $1.47 in 2021 compared to $2.20 in 2020. Adjusted earnings per share exclude certain items described later in this news release.
•Diluted net income per share for 2021 is anticipated to be $6.00 to $6.50.
•The company is now targeting full-year 2021 organic sales decline of 0 to 2 percent and adjusted earnings per share of $6.65 to $6.90. The prior outlook was for organic sales growth of 0 to 1 percent and adjusted earnings per share of $7.30 to $7.55. The updated earnings outlook reflects significantly higher input cost inflation and lower sales volumes, partially offset by additional cost savings and reduced discretionary spending.
Chairman and Chief Executive Officer Mike Hsu said, “Our second quarter reflects continued pandemic-driven volatility. We are facing significantly higher input costs and a reversal in consumer tissue volumes from record growth in the year ago period as consumers and retailers in North America continued to reduce home and retail inventory. While we look forward to a return to a more normalized environment, we have moved decisively to take pricing actions to mitigate inflationary headwinds and continue to prudently manage costs. We remain confident in our strategy and in our fundamental brand performance. Our personal care business is performing well, and we continue to improve our market positions in key markets and realize robust growth across Developing and Emerging Markets.”
Hsu continued, “We will continue to execute K-C Strategy 2022. While our updated outlook reflects a more challenging near-term environment, we are taking appropriate actions and remain confident in our strategies to create long-term shareholder value.”

Second Quarter 2021 Operating Results
Sales of $4.7 billion in the second quarter of 2021 increased 2 percent versus the prior year. Changes in foreign currency exchange rates increased sales 3 percent and the net impact of the Softex Indonesia acquisition and exited businesses in conjunction with the 2018 Global Restructuring Program increased sales 2 percent. Organic sales decreased 3 percent as volumes declined 4 percent while the combined impact of changes in net selling prices and product mix increased sales approximately 1 percent.
In North America, organic sales decreased 11 percent in consumer products and 4 percent in K-C Professional. Volumes in North America, particularly consumer tissue, were negatively impacted by consumer and retailer destocking following the stock up that occurred in prior periods related to the global outbreak of COVID-19. Outside North America, organic sales were up 9 percent in developing and emerging (D&E) markets and up 1 percent in developed markets.
Second quarter operating profit was $613 million in 2021 and $925 million in 2020. Results in both periods include charges related to the 2018 Global Restructuring Program. Second quarter adjusted operating profit was $676 million in 2021 and $1,012 million in 2020. Results were impacted by lower sales volumes and $345 million of higher input costs, driven by pulp, other materials and distribution costs. Other manufacturing costs were higher, including inefficiencies from lower production volumes. Results benefited from higher net selling prices, $115 million of cost savings from the company’s FORCE (Focused On Reducing Costs Everywhere) program, $30 million of cost savings from the 2018 Global Restructuring Program and lower marketing, research and general expense.
The second quarter effective tax rate was 22.8 percent in 2021 and 23.2 percent in 2020. The second quarter adjusted effective tax rate was 22.5 percent in 2021 and 22.7 percent in 2020. Kimberly-Clark’s share of net income of equity companies in the second quarter was $28 million in 2021 and $35 million in 2020.
Cash Flow and Balance Sheet
Cash provided by operations in the second quarter was $565 million in 2021 and an all-time record of $1,579 million in 2020. The decrease was driven by higher working capital, lower earnings and higher tax payments. Capital spending for the second quarter was $201 million in 2021 and $284 million in 2020.
Second quarter 2021 share repurchases were 1.2 million shares at a cost of $161 million. The company now plans for full-year repurchases of $400 to $450 million, below the original target range of $650 to $750 million. Total debt was $9.1 billion at June 30, 2021 and $8.4 billion at the end of 2020.

Second Quarter 2021 Business Segment Results
Personal Care Segment
Second quarter sales of $2.5 billion increased 13 percent. The net impact of the Softex Indonesia acquisition and exited businesses in conjunction with the 2018 Global Restructuring Program increased sales 4 percent while changes in currency rates increased sales 3 percent. Volumes increased 4 percent while product mix improved 2 percent. Second quarter operating profit of $454 million decreased 13 percent. Results were impacted by input cost inflation and higher other manufacturing cost increases while the comparison benefited from organic sales growth and cost savings.
Sales in North America increased 2 percent. Product mix improved 2 percent, driven by baby and child care, and changes in currency rates increased sales 1 percent. Exited business related to the 2018 Global Restructuring program reduced sales 1 percent.
Sales in D&E markets increased 24 percent. The Softex Indonesia acquisition increased sales by 14 percent while changes in currency rates increased sales 2 percent. Volumes rose 6 percent and the combined impact of changes in net selling prices and product mix increased sales 2 percent. Organic sales increased in Argentina, Brazil, China, India and throughout the Middle East, Africa, Eastern Europe region but declined in ASEAN and most of the rest of Latin America.
Sales in developed markets outside North America (Australia, South Korea and Western/Central Europe) increased 26 percent. Changes in currency rates increased sales 14 percent and volumes rose 12 percent.
Consumer Tissue Segment
Second quarter sales of $1.4 billion decreased 13 percent. Volumes declined 15 percent while changes in currency rates increased sales about 3 percent. The volume decline was driven by reduced shipments in North America, reflecting category softness as retailers reduce inventory and consumers reduce at home usage and pantry levels following the stock up that occurred in prior periods related to the global outbreak of COVID-19. Second quarter operating profit of $196 million decreased 54 percent. The comparison was impacted by lower organic sales, higher input costs and other manufacturing cost increases, including inefficiencies from lower production volumes. Results benefited from cost savings, lower advertising spending and favorable currency effects.
Sales in North America decreased 26 percent. Volumes fell 27 percent and product mix was down 2 percent, while net selling prices improved 2 percent.
Sales in D&E markets increased 9 percent including a 3 point favorable impact from changes in currency rates. Volumes rose 3 percent and product mix improved 1 percent, while net selling prices were down 2 percent. The Softex Indonesia acquisition increased sales 4 percent.

Sales in developed markets outside North America increased 1 percent, including a 10 percent benefit from changes in currency rates. Net selling prices were down 6 percent, compared to very low promotion levels in the year-ago period, and volumes were down 1 percent. Exited businesses related to the 2018 Global Restructuring program reduced sales 2 percent.
K-C Professional (KCP) Segment
Second quarter sales of $0.8 billion increased 6 percent. Net selling prices increased approximately 5 percent, product mix improved 1 percent and changes in currency rates increased sales 3 percent. Volumes declined 4 percent. Second quarter operating profit of $110 million decreased 29 percent. The comparison was impacted by lower volumes and higher input costs. Results benefited from increased net selling prices and cost savings.
Sales in North America decreased 3 percent. Volumes were down 11 percent, while net selling prices rose approximately 6 percent and product mix improved 2 percent. Sales were down mid-teens in washroom products and wipers while sales increased double-digits in safety and other products, mostly due to higher net selling prices and favorable product mix.
Sales in D&E markets increased 31 percent including a 3 point benefit from changes in currency rates. Volumes rose 24 percent, compared to a soft year-ago period, while net selling prices increased 5 percent.
Sales in developed markets outside North America were up 13 percent including an 11 percent benefit from changes in currency rates. Net selling prices increased 5 percent while volumes decreased approximately 2 percent.
Year-To-Date Results
For the first six months of 2021, sales of $9.5 billion decreased 2 percent. Organic sales decreased 5 percent, as volumes declined 7 percent and net selling prices and product mix each improved 1 percent. Changes in foreign currency exchange rates increased sales by approximately 2 percent and the net impact of the Softex Indonesia acquisition and business exits in conjunction with the 2018 Global Restructuring Program increased sales 2 percent.
Year-to-date operating profit was $1,383 million in 2021 and $1,829 million in 2020. Results in both periods include charges related to the 2018 Global Restructuring Program. Year-to-date adjusted operating profit was $1,480 million in 2021 and $2,009 million in 2020. Results were impacted by lower sales volumes, higher input costs and elevated other manufacturing costs. Results benefited from higher net selling prices, $180 million of FORCE savings and $70 million of cost savings from the 2018 Global Restructuring Program.
Through six months, diluted net income per share was $2.92 in 2021 and $3.92 in 2020. Year-to-date adjusted earnings per share were $3.27 in 2021 and $4.34 in 2020.

2018 Global Restructuring Program
In January 2018, Kimberly-Clark initiated the 2018 Global Restructuring Program in order to reduce the company’s structural cost base and enhance the company’s flexibility to invest in its brands, growth initiatives and capabilities critical to delivering future growth. As part of the program, Kimberly-Clark expects to exit or divest some low-margin businesses that generate about 1 percent of company net sales.
The restructuring is expected to be completed in 2021. Total restructuring charges are anticipated to be $2,000 to $2,100 million pre-tax ($1,490 to $1,570 million after tax). The company expects the program will generate annual pre-tax cost savings of $540 to $560 million by the end of 2021. Through the second quarter of 2021, the company has incurred cumulative restructuring charges of $1,974 million pre-tax ($1,474 million after tax) and generated cumulative savings of $495 million.
2021 Outlook and Key Planning Assumptions
The company updated the following key planning and guidance assumptions for full-year 2021:
•Net sales increase 1 to 4 percent (prior assumption 3 to 5 percent).
•Organic sales decline 0 to 2 percent (prior target 0 to 1 percent increase).
•Foreign currency exchange rates favorable between 1 and 2 percent (no change).
•Softex Indonesia acquisition expected to increase sales 2 percent while exited businesses in conjunction with the 2018 Global Restructuring Program anticipated to reduce sales slightly (no change).
•Adjusted operating profit expected to decline 11 to 14 percent year-on-year (prior assumption decline of 3 to 6 percent).
•Key cost inputs expected to increase $1,200 to $1,300 million (previous estimate $900 to $1,050 million). The increased estimate is driven by polymer-based materials and pulp.
•Cost savings of $520 to $560 million, including $400 to $420 million from the FORCE program and $120 to $140 million from the 2018 Global Restructuring Program. The prior estimate was for total savings of $460 to $520 million.
•Net income from equity companies similar, to down somewhat, year-on-year (prior outlook similar, to up somewhat).
•Adjusted earnings per share of $6.65 to $6.90 (prior outlook $7.30 to $7.55).
•Capital spending of $1,100 to $1,200 million (prior outlook $1,200 to $1,300 million).
•Share repurchase of $400 to $450 million (prior outlook $650 to $750 million).

Prepared Management Remarks and Live Question and Answer Webcast
At approximately 7:00 a.m. (Central time) on July 23, 2021, the company will post management remarks (in PDF format) regarding its second quarter 2021 results and full-year 2021 outlook at www.kimberly-clark.com. At 9:00 am (Central time) on July 23, 2021, the company will host a live question and answer session with investors and analysts. Stockholders and others are invited to listen to the live broadcast or a playback, which will be accessible on the company’s website at www.kimberly-clark.com.
Non-GAAP Financial Measures
This news release and the accompanying tables include the following financial measures that have not been calculated in accordance with accounting principles generally accepted in the U.S., or GAAP, and are therefore referred to as non-GAAP financial measures:
•Adjusted earnings and earnings per share
•Adjusted gross and operating profit
•Adjusted effective tax rate
These non-GAAP financial measures exclude the charges for the 2018 Global Restructuring Program (mentioned elsewhere in this release) for the relevant time periods as indicated in the accompanying non-GAAP reconciliations to the comparable GAAP financial measures.
The company provides these non-GAAP financial measures as supplemental information to our GAAP financial measures. Management and the company's Board of Directors use adjusted earnings, adjusted earnings per share and adjusted gross and operating profit to (a) evaluate the company's historical and prospective financial performance and its performance relative to its competitors, (b) allocate resources and (c) measure the operational performance of the company's business units and their managers. Management also believes that the use of an adjusted effective tax rate provides improved insight into the tax effects of our ongoing business operations.
Additionally, the Management Development and Compensation Committee of the company's Board of Directors has used certain of the non-GAAP financial measures when setting and assessing achievement of incentive compensation goals. These goals are based, in part, on the company's adjusted earnings per share and improvement in the company's adjusted return on invested capital determined by excluding certain of the adjustments that are used in calculating these non-GAAP financial measures.
This news release includes information regarding organic sales growth, which describes the impact of changes in volume, net selling prices and product mix on net sales. Changes in foreign currency exchange rates, acquisitions and exited businesses also impact the year-over-year change in net sales.

About Kimberly-Clark
Kimberly-Clark (NYSE: KMB) and its trusted brands are an indispensable part of life for people in more than 175 countries. Fueled by ingenuity, creativity, and an understanding of people’s most essential needs, we create products that help individuals experience more of what’s important to them. Our portfolio of brands, including Huggies, Kleenex, Scott, Kotex, Cottonelle, Poise, Depend, Andrex, Pull-Ups, GoodNites, Intimus, Neve, Plenitud, Sweety, Softex, Viva and WypAll, hold No. 1 or No. 2 share positions in approximately 80 countries. We use sustainable practices that support a healthy planet, build strong communities, and ensure our business thrives for decades to come. To keep up with the latest news and to learn more about the company's nearly 150-year history of innovation, visit kimberly-clark.com.
Copies of Kimberly-Clark's Annual Report to Stockholders and its proxy statements and other SEC filings, including Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, are made available free of charge on the company's Web site on the same day they are filed with the SEC. To view these filings, visit the Investors section of the company's Web site.
As more fully described in Kimberly-Clark’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2021, the company has been actively monitoring the COVID-19 situation and its impact globally. The impact of COVID-19 and measures to prevent its spread are affecting our business in a number of ways. We have experienced increased volatility in demand for some of our products as consumers adapt to the evolving environment. We have also experienced incidents of supply chain disruption and increased currency and commodity volatility. We expect the ultimate significance of the impact on our financial and operational results will be dictated by the length of time that such circumstances continue, which will depend on the currently unknowable extent and duration of the COVID-19 pandemic and governmental and public actions taken in response. COVID-19 also makes it more challenging for management to estimate future business performance, particularly over the near term.
Certain matters contained in this news release concerning the outlook, anticipated financial and operating results, raw material, energy and other input costs, anticipated currency rates and exchange risks, including in Argentina, net income from equity companies, sources and uses of cash, the effective tax rate, the anticipated cost savings from the company’s FORCE program, charges and savings from the 2018 Global Restructuring Program, growth initiatives, product innovations, contingencies and anticipated transactions of the company constitute forward-looking statements and are based upon management's expectations and beliefs concerning future events impacting the company. In addition, many factors outside our control, including pandemics (including the ongoing COVID-19 outbreak and the related responses of governments, consumers, customers, suppliers and employees), epidemics, the prices and availability of our raw materials, supply chain disruptions due to

COVID-19, changes in customer preferences (including consumer tissue destocking following a COVID-19 related stock up in 2020), severe weather conditions or government trade or similar regulatory actions, potential competitive pressures on selling prices for our products, energy costs, failure to realize the expected benefits or synergies from the Softex Indonesia acquisition, fluctuations in foreign currency exchange rates, our ability to maintain key customer relationships, as well as general economic and political conditions globally and in the markets in which we do business, could affect the realization of these estimates.
There can be no assurance that these future events will occur as anticipated or that the company's results will be as estimated. Forward-looking statements speak only as of the date they were made, and we undertake no obligation to publicly update them. For a description of certain factors that could cause the company's future results to differ from those expressed in any such forward-looking statements, see Item 1A entitled “Risk Factors” in the company’s Annual Report on Form 10-K for the year ended December 31, 2020.

KIMBERLY-CLARK CORPORATION
CONSOLIDATED INCOME STATEMENTS
(Millions, except per share amounts)

	Three Months Ended June 30
	2021	2020	Change
Net Sales	$4,722	$4,612	+2%
Cost of products sold	3,242	2,835	+14%
Gross Profit	1,480	1,777	-17%
Marketing, research and general expenses	854	844	+1%
Other (income) and expense, net	13	8	+63%
Operating Profit	613	925	-34%
Nonoperating expense	(55)	(6)	+817%
Interest income	2	2	—
Interest expense	(65)	(65)	—
Income Before Income Taxes and Equity Interests	495	856	-42%
Provision for income taxes	(113)	(199)	-43%
Income Before Equity Interests	382	657	-42%
Share of net income of equity companies	28	35	-20%
Net Income	410	692	-41%
Net income attributable to noncontrolling interests	(6)	(11)	-45%
Net Income Attributable to Kimberly-Clark Corporation	$404	$681	-41%

Per Share Basis
Net Income Attributable to Kimberly-Clark Corporation
Basic	$1.20	$2.00	-40%
Diluted	$1.19	$1.99	-40%

Cash Dividends Declared	$1.14	$1.07	+7%

Common Shares Outstanding	June 30
	2021	2020
Outstanding shares as of	336.9	341.0
Average diluted shares for three months ended	338.3	341.9

Unaudited

KIMBERLY-CLARK CORPORATION
CONSOLIDATED INCOME STATEMENTS
(Millions, except per share amounts)

	Six Months Ended June 30
	2021	2020	Change
Net Sales	$9,465	$9,621	-2%
Cost of products sold	6,396	6,053	+6%
Gross Profit	3,069	3,568	-14%
Marketing, research and general expenses	1,669	1,717	-3%
Other (income) and expense, net	17	22	-23%
Operating Profit	1,383	1,829	-24%
Nonoperating expense	(61)	(17)	+259%
Interest income	3	4	-25%
Interest expense	(128)	(126)	+2%
Income Before Income Taxes and Equity Interests	1,197	1,690	-29%
Provision for income taxes	(260)	(396)	-34%
Income Before Equity Interests	937	1,294	-28%
Share of net income of equity companies	67	73	-8%
Net Income	1,004	1,367	-27%
Net income attributable to noncontrolling interests	(16)	(26)	-38%
Net Income Attributable to Kimberly-Clark Corporation	$988	$1,341	-26%

Per Share Basis
Net Income Attributable to Kimberly-Clark Corporation
Basic	$2.92	$3.93	-26%
Diluted	$2.92	$3.92	-26%

Cash Dividends Declared	$2.28	$2.14	+7%

Common Shares Outstanding	June 30
	2021	2020
Average diluted shares for six months ended	338.8	342.3

Unaudited

KIMBERLY-CLARK CORPORATION
NON-GAAP RECONCILIATIONS
(Millions, except per share amounts)

	Three Months Ended June 30, 2021
	As Reported	2018 Global Restructuring Program	As Adjusted Non-GAAP
Cost of products sold	$3,242	$25	$3,217
Gross Profit	1,480	(25)	1,505
Marketing, research and general expenses	854	30	824
Other (income) and expense, net	13	8	5
Operating Profit	613	(63)	676
Nonoperating expense	(55)	(56)	1
Provision for income taxes	(113)	25	(138)
Effective tax rate	22.8%	—	22.5%
Net Income Attributable to Kimberly-Clark Corporation	404	(94)	498
Diluted Earnings per Share(a)	1.19	(0.28)	1.47

	Three Months Ended June 30, 2020
	As Reported	2018 Global Restructuring Program	As Adjusted Non-GAAP
Cost of products sold	$2,835	$60	$2,775
Gross Profit	1,777	(60)	1,837
Marketing, research and general expenses	844	27	817
Operating Profit	925	(87)	1,012
Provision for income taxes	(199)	15	(214)
Effective tax rate	23.2%	—	22.7%
Share of net income of equity companies	35	(1)	36
Net income attributable to noncontrolling interests	(11)	1	(12)
Net Income Attributable to Kimberly-Clark Corporation	681	(72)	753
Diluted Earnings per Share(a)	1.99	(0.21)	2.20
(a)"As Adjusted Non-GAAP" may not equal "As Reported" plus "Adjustments" as a result of rounding.

Unaudited

KIMBERLY-CLARK CORPORATION
NON-GAAP RECONCILIATIONS
(Millions, except per share amounts)

	Six Months Ended June 30, 2021
	As Reported	2018 Global Restructuring Program	As Adjusted Non-GAAP
Cost of products sold	$6,396	$50	$6,346
Gross Profit	3,069	(50)	3,119
Marketing, research and general expenses	1,669	39	1,630
Other (income) and expense, net	17	8	9
Operating Profit	1,383	(97)	1,480
Nonoperating expense	(61)	(56)	(5)
Provision for income taxes	(260)	32	(292)
Effective tax rate	21.7%	—	21.6%
Net income attributable to noncontrolling interests	(16)	1	(17)
Net Income Attributable to Kimberly-Clark Corporation	988	(120)	1,108
Diluted Earnings per Share(a)	2.92	(0.35)	3.27

	Six Months Ended June 30, 2020
	As Reported	2018 Global Restructuring Program	As Adjusted Non-GAAP
Cost of products sold	$6,053	$130	$5,923
Gross profit	3,568	(130)	3,698
Marketing, research and general expenses	1,717	50	1,667
Operating profit	1,829	(180)	2,009
Provision for income taxes	(396)	33	(429)
Effective tax rate	23.4%	—	22.9%
Share of net income of equity companies	73	(1)	74
Net income attributable to noncontrolling interests	(26)	2	(28)
Net income attributable to Kimberly-Clark Corporation	1,341	(146)	1,487
Diluted Earnings per Share(a)	3.92	(0.43)	4.34
(a)"As Adjusted Non-GAAP" may not equal "As Reported" plus "Adjustments" as a result of rounding.

Non-GAAP financial measures are not meant to be considered in isolation or as a substitute for the comparable GAAP measures, and they should be read only in conjunction with the company's consolidated financial statements prepared in accordance with GAAP.  There are limitations to these non-GAAP financial measures because they are not prepared in accordance with GAAP and may not be comparable to similarly titled measures of other companies due to potential differences in methods of calculation and items being excluded.  The company compensates for these limitations by using these non-GAAP financial measures as a supplement to the GAAP measures and by providing reconciliations of the non-GAAP and comparable GAAP financial measures.

Unaudited

KIMBERLY-CLARK CORPORATION
CONSOLIDATED BALANCE SHEETS
(Millions)

	June 30, 2021	December 31, 2020
ASSETS
Current Assets
Cash and cash equivalents	$306	$303
Accounts receivable, net	2,340	2,235
Inventories	2,110	1,903
Other current assets	816	733
Total Current Assets	5,572	5,174
Property, Plant and Equipment, Net	8,018	8,042
Investments in Equity Companies	350	300
Goodwill	1,834	1,895
Other Intangible Assets, Net	803	832
Other Assets	1,250	1,280
TOTAL ASSETS	$17,827	$17,523

LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities
Debt payable within one year	$1,493	$486
Trade accounts payable	3,337	3,336
Accrued expenses and other current liabilities	2,037	2,262
Dividends payable	377	359
Total Current Liabilities	7,244	6,443
Long-Term Debt	7,591	7,878
Noncurrent Employee Benefits	875	864
Deferred Income Taxes	665	723
Other Liabilities	666	718
Redeemable Preferred Securities of Subsidiaries	28	28
Stockholders' Equity
Kimberly-Clark Corporation	524	626
Noncontrolling Interests	234	243
Total Stockholders' Equity	758	869
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$17,827	$17,523

2021 Data is Unaudited

KIMBERLY-CLARK CORPORATION
CONSOLIDATED CASH FLOW STATEMENTS
(Millions)

	Three Months Ended June 30		Six Months Ended June 30
	2021	2020	2021	2020
Operating Activities
Net income	$410	$692	$1,004	$1,367
Depreciation and amortization	189	201	378	414
Asset impairments	—	—	3	—
Stock-based compensation	20	39	42	54
Deferred income taxes	(39)	21	(74)	12
Net (gains) losses on asset dispositions	11	6	15	13
Equity companies' earnings (in excess of) less than dividends paid	6	(9)	(32)	(47)
Operating working capital	(95)	634	(495)	490
Postretirement benefits	51	(1)	36	(15)
Other	12	(4)	9	(5)
Cash Provided by Operations	565	1,579	886	2,283
Investing Activities
Capital spending	(201)	(284)	(499)	(636)
Proceeds from dispositions of property	30	4	30	5
Investments in time deposits	(292)	(218)	(451)	(323)
Maturities of time deposits	226	158	433	254
Other	(5)	9	—	10
Cash Used for Investing	(242)	(331)	(487)	(690)
Financing Activities
Cash dividends paid	(389)	(365)	(748)	(722)
Change in short-term debt	216	(385)	960	(667)
Debt proceeds	—	—	5	1,241
Debt repayments	—	—	(253)	(252)
Proceeds from exercise of stock options	17	27	27	135
Acquisitions of common stock for the treasury	(162)	(49)	(331)	(263)
Other	(24)	(15)	(54)	(39)
Cash Used for Financing	(342)	(787)	(394)	(567)
Effect of Exchange Rate Changes on Cash and Cash Equivalents	5	8	(2)	(20)
Change in Cash and Cash Equivalents	(14)	469	3	1,006
Cash and Cash Equivalents - Beginning of Period	320	979	303	442
Cash and Cash Equivalents - End of Period	$306	$1,448	$306	$1,448

Unaudited

KIMBERLY-CLARK CORPORATION
SELECTED BUSINESS SEGMENT DATA
(Millions)

	Three Months Ended June 30			Six Months Ended June 30
	2021	2020	Change	2021	2020	Change
NET SALES
Personal Care	$2,517	$2,229	+13%	$4,979	$4,651	+7%
Consumer Tissue	1,424	1,645	-13%	2,934	3,368	-13%
K-C Professional	765	724	+6%	1,517	1,572	-3%
Corporate & Other	16	14	N.M.	35	30	N.M.
TOTAL NET SALES	$4,722	$4,612	+2%	$9,465	$9,621	-2%

OPERATING PROFIT
Personal Care	$454	$519	-13%	$935	$1,046	-11%
Consumer Tissue	196	428	-54%	465	793	-41%
K-C Professional	110	155	-29%	236	336	-30%
Corporate & Other(a)	(134)	(169)	N.M.	(236)	(324)	N.M.
Other (income) and expense, net(a)	13	8	+63%	17	22	-23%
TOTAL OPERATING PROFIT	$613	$925	-34%	$1,383	$1,829	-24%
(a)Corporate & Other and Other (income) and expense, net include income and expense not associated with the business segments, including adjustments as indicated in the Non-GAAP Reconciliations.

PERCENTAGE CHANGE IN NET SALES VERSUS PRIOR YEAR

	Three Months Ended June 30, 2021
	Total(a)	Volume	Net Price	Mix/ Other	Acquisition/Exited Businesses(b)	Currency	Organic(c)
Personal Care	13	4	—	2	4	3	6
Consumer Tissue	(13)	(15)	—	(1)	—	3	(17)
K-C Professional	6	(4)	5	1	—	3	2
TOTAL CONSOLIDATED	2	(4)	1	1	2	3	(3)

	Six Months Ended June 30, 2021
	Total(a)	Volume	Net Price	Mix/ Other	Acquisition/ Exited Businesses(b)	Currency	Organic(c)
Personal Care	7	—	—	2	4	1	2
Consumer Tissue	(13)	(15)	—	(1)	—	2	(15)
K-C Professional	(3)	(13)	6	1	—	2	(6)
TOTAL CONSOLIDATED	(2)	(7)	1	1	2	2	(5)
(a)    Total may not equal the sum of volume, net price, mix/other, acquisition/exited businesses and currency due to rounding.
(b)    Combined impact of the acquisition of Softex Indonesia and exited businesses in conjunction with the 2018 Global Restructuring Program.
(c)    Combined impact of changes in volume, net price and mix/other.

N.M. - Not Meaningful
Unaudited

KIMBERLY-CLARK CORPORATION
NON-GAAP RECONCILIATIONS
OUTLOOK FOR 2021

	Estimated Range
ESTIMATED FULL YEAR 2021 DILUTED EARNINGS PER SHARE
Adjusted earnings per share	$6.65	-	$6.90
Adjustment for charges related to the 2018 Global Restructuring Program	(0.65)	-	(0.40)
Per share basis – diluted net income attributable to Kimberly-Clark Corporation	$6.00	-	$6.50

Investor Relations contact: Taryn Miller, 972-281-1318, KC.InvestorRelations@kcc.com
Media Relations contact: Terry Balluck, 972-281-1397, media.relations@kcc.com

[KMB-F]
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